Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

Tredegar Corporation ANNOUNCES retirement of MICHAEL J. SCHEWEl; KEVIN C. DONNELLY APPOINTED AS VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

RICHMOND, VA, December 17, 2020 -- Tredegar Corporation (NYSE:TG) today announced the retirement of Michael J. Schewel as Executive Vice President, General Counsel and Corporate Secretary, and the appointment of Kevin C. Donnelly to the position of Vice President, General Counsel and Corporate Secretary, effective January 1, 2021.
    Mr. Schewel has served at Tredegar Corporation since 2016. Mr. Donnelly joined Tredegar in 2010 and has served as its Associate General Counsel since 2013. Prior to joining Tredegar, Mr. Donnelly was an associate at Hunton & Williams LLP (now Hunton Andrews Kurth LLP). He received a B.A. degree from the University of Richmond and a J.D. from the University of Virginia.
John M. Steitz, President and CEO of Tredegar, commented, “Mike Schewel has been an invaluable member of our management team. He will certainly be missed. We are fortunate to have Kevin Donnelly as Mike’s highly qualified successor. Kevin knows Tredegar and its businesses and has served ably as our Associate General Counsel for the past seven years.”
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building and construction, automotive and specialty markets; surface protection films for high technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2019 sales from continuing operations of $826 million. With approximately 2,500 employees, the Company operates manufacturing facilities in North America, South America and Asia.

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